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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
General Growth Properties, Inc.

We consent to the use of our report dated February 27, 2007, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, our report dated February 27, 2007, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 27, 2007, with respect to the consolidated balance sheets of GGP-TRS L.L.C. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in members' capital and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                                  /s/ KPMG LLP

Chicago, Illinois
August 14, 2007






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